Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the CME Group Inc. Fourth Amended and Restated Omnibus Stock Plan of our reports dated February 26, 2026, with respect to the consolidated financial statements of CME Group Inc. and the effectiveness of internal control over financial reporting of CME Group Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

March 13, 2026